Exhibit 99.1

[LOGO OF WORLD FUEL SERVICES CORPORATION]

NEWS RELEASE for February 26, 2003 at 8:00 AM EDT

Contact:	Allen & Caron Inc	World Fuel Services Corporation
	Michael Mason (Investors)	Francis X Shea, CFO & EVP
	michaelm@allencaron.com	fshea@wfscorp.com
	(212) 691-8087	(305) 884-2001
or
Len Hall (Media)
len@allencaron.com
(949) 474-4300

WORLD FUEL SERVICES REPORTS RESULTS

FOR THE THREE AND NINE MONTHS/FISCAL YEAR ENDED DECEMBER 31, 2002

MIAMI SPRINGS, FL (February 26, 2003) . . . World Fuel Services Corporation (NYSE:INT), a global leader in the marketing and financing of aviation and marine fuel products and related services, today reported that net income for the quarter ended December 31, 2002, was $4.7 million, or $0.43 per diluted share, as compared to $4.5 million, or $0.42 per diluted share, for the same quarter the prior year. For the truncated nine-month fiscal year ended December 31, 2002, World Fuel reported earnings of $9.9 million or $0.91 per diluted share, as compared to $12.8 million, or $1.20 per diluted share, for the same nine-month period a year earlier. The Company is reporting a nine-month fiscal year for 2002 because of the change from a fiscal year end of March 31 to a calendar year end of December 31.

The results for the nine-month fiscal year just ended included two previously announced non-recurring charges, totaling $3.7 million, or $0.34 per diluted share, relating to executive severance and litigation settlement and the results for the previous nine-month period included an insurance recovery [see notes (a) and (b) below]. Excluding these non-recurring charges, net income for the nine-month fiscal year ended December 31, 2002, would have been $13.6 million, or $1.25 per diluted share, as compared to $11.8 million, or $1.11 per diluted share, for the same nine-month period a year earlier.

Revenue for the quarter ended December 31, 2002, was $577.4 million, versus $326.0 million in the same quarter of the prior year, reflecting increases in business volumes and fuel prices for both the marine and aviation segments. For the nine-month fiscal year ended December 31, 2002, revenue was $1.5 billion versus $1.0 billion in the corresponding period of the previous year.

“These results demonstrate the success of our strategy to diversify our customer base, expand our service offering and manage our risks aggressively in a difficult economic environment,” said Paul. H. Stebbins, Chairman and Chief Executive Officer. “We are very pleased with our results to date and with our market position as we enter this pivotal year of 2003.”

MORE-MORE-MORE

WORLD FUEL SERVICES REPORTS THREE AND NINE MONTHS ENDED RESULTS

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QUARTER AND NINE MONTHS FINANCIAL HIGHLIGHTS

	Quarter Ended		Nine Months Ended
	12/31/02	12/31/01	12/31/02		12/31/01
Revenue	$577,387,000	$325,964,000	$1,546,897,000		$1,013,781,000
Income from Operations	6,812,000	5,561,000	13,786,000		14,906,000
Net Income	4,719,000	4,473,000	9,872,000	(a)	12,762,000	(b)
Diluted earnings per share	$0.43	$0.42	$ 0.91	(a)	$ 1.20	(b)

(a)	Includes after-tax, non-recurring charges of $2.8 million and $970 thousand, or $0.25 and $0.09 per diluted share, relating to a previously announced executive severance and a litigation settlement, respectively.

(b)	Includes the receipt of $1.0 million, or $0.09 per diluted share, from a previously announced insurance recovery.

About World Fuel Services Corporation

Headquartered in Miami Springs, FL, World Fuel Services Corporation is a global leader in the downstream marketing and financing of aviation and marine fuel products and related services. As the marketer of choice in the aviation and shipping industries, World Fuel Services provides fuel and services at more than 1,100 airports and seaports worldwide. With 30 offices strategically located throughout the world, World Fuel Services offers its customers a value-added outsource service for the supply, quality control, logistical support and price risk management of marine and aviation fuel.

The company’s global team of market makers provides deep domain expertise in all aspects of marine and aviation fuel management. World Fuel Services’ aviation customers include commercial, passenger and cargo operators as well as corporate clientele. The company’s marine customers include premier blue-chip companies from all segments of the market. For more information, call (305) 884-2001 or visit www.worldfuel.com.

With the exception of historical information in this news release, this document includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, fluctuations in world oil prices or foreign currency, major changes in political, economic, regulatory, or environmental conditions, the loss of key customers, suppliers or key members of senior management, uninsured losses, competition, credit risk associated with accounts and notes receivable, and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ materially from any forward-looking statements set forth herein.

TABLES FOLLOW

WORLD FUEL SERVICES REPORTS THREE AND NINE MONTHS ENDED RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(IN THOUSANDS)

	December 31, 2002	March 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$57,776	$58,172
Accounts and notes receivable, net	177,360	132,586
Inventories	5,144	2,219
Prepaid expenses and other current assets	22,300	20,162

Total current assets	262,580	213,139

PROPERTY AND EQUIPMENT, NET	6,874	5,618

OTHER ASSETS:
Goodwill, net	34,003	34,003
Intangible assets, net	1,472	1,748
Other	7,358	3,415

	$312,287	$257,923

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term debt	$2,527	$5,710
Accounts payable	97,560	82,904
Accrued expenses	66,012	30,806
Other current liabilities	14,260	14,431

Total current liabilities	180,359	133,851

LONG-TERM LIABILITIES	4,198	7,633

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	127,730	116,439

	$312,287	$257,923

MORE – MORE – MORE

WORLD FUEL SERVICES REPORTS THREE AND NINE MONTHS ENDED RESULTS

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WORLD FUEL SERVICES CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2002	2001	2002		2001
	(Unaudited)	(Unaudited)			(Unaudited)
Revenue	$577,387	$325,964	$1,546,897		$1,013,781
Cost of sales	(554,706)	(307,115)	(1,483,976)		(958,753)

Gross profit	22,681	18,849	62,921		55,028

Operating expenses:
Salaries and wages	(8,339)	(7,455)	(23,484)		(22,445)
Executive severance charge	—	—	(4,492)		—
Provision for bad debts	(736)	(1,072)	(2,182)		(3,244)
Other	(6,794)	(4,761)	(18,977)		(14,433)

	(15,869)	(13,288)	(49,135)		(40,122)

Income from operations	6,812	5,561	13,786		14,906
Other (expense) income, net	(182)	579	(2,030	) (a)	1,833 (d)

Income before income taxes	6,630	6,140	11,756		16,739
Provision for income tax	(1,911)	(1,667)	(1,884	) (b)	(3,977)

Net income	$4,719	$4,473	$9,872	(a)(c)	$12,762 (d)

Basic earnings per share	$0.45	$0.43	$0.94	(a)(c)	$1.23 (d)

Weighted average shares—basic	10,562	10,341	10,468		10,378

Diluted earnings per share	$0.43	$0.42	$0.91	(a)	$1.20 (d)

Weighted average shares—diluted	11,020	10,763	10,900		10,652

(a)	Includes a non-recurring charge of $1.6 million ($970 thousand after-tax), or $0.09 per basic and diluted share, from a previously announced litigation settlement.
(b)	Reflects the impact of the non-recurring executive severance charge and litigation settlement, for which the Company received an income tax benefit.
(c)	Includes $2.8 million in after-tax charges, or $0.26 per basic share and $0.25 per diluted share, from previously announced executive severance charges for the former Chairman of the Board of Directors and four other executives.
(d)	Includes the receipt of $1 million, or $0.10 per basic share and $0.09 per diluted share, from a previously announced insurance recovery.

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